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                                                (DEUTSCHE ASSET MANAGEMENT LOGO)

PRESS RELEASE
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FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION:
ROSALIA SCAMPOLI 212.250.5536, MEDIA
JONATHAN DIORIO 800.349.4281, INVESTORS
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                  THE KOREA FUND, INC. ANNOUNCES RELINQUISHMENT
                   OF MINISTRY OF FINANCE AND ECONOMY LICENSE

         NEW YORK, NY, August 17, 2005 - The Korea Fund, Inc. (NYSE: KF) announced today that, in order to be able to complete its tender offer for up to 22,350,747 of its shares of common stock, representing approximately 50% its outstanding shares, the Fund has relinquished its license from the Korean Ministry of Finance and Economy. The Fund had engaged in negotiations with the Korean Ministry of Finance and Economy concerning the feasibility of the Fund's license being amended to allow the Fund to repatriate more than 10% of Fund capital. However, on August 9, 2005, the Ministry of Finance and Economy advised the Fund that the license cannot be amended as a result of a change in the Korean regulations. Therefore, the Fund has relinquished the license as of August 16, 2005. As a result of the relinquishment of the license, the Fund will be subject to the Korean securities transaction equal to 0.3% of the fair market value of any portfolio securities transferred by the Fund on the Korea Exchange and 0.5% of the fair market value of any portfolio securities transferred outside of the Korea Exchange. The relinquishment will not otherwise affect the Fund's operations.

         The Korea Fund, Inc. is a non-diversified, closed-end investment company. The Fund seeks long-term capital appreciation through investing primarily in equity securities trading on the Korean stock exchanges. Its shares are listed on the New York Stock Exchange under the symbol "KF."

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         Investments in funds involve risks. Additional risks are associated with international investing, such as government regulations and differences in liquidity which may increase the volatility of your investment.

         The Fund focuses its investments in a certain geographical regions, thereby increasing its vulnerability to developments in that region. Investing in foreign securities presents certain unique risks not associated with domestic investments, such


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as currency fluctuation and political and economic changes and market risks.
This may result in greater share price volatility. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund's shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

         This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares.

         Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal.

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NOT FDIC/NCUA INSURED             MAY LOSE VALUE         NO BANK GUARANTEE
NOT A DEPOSIT     NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
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SCUDDER INVESTMENTS IS PART OF DEUTSCHE ASSET MANAGEMENT WHICH IS THE MARKETING
NAME IN THE US FOR THE ASSET MANAGEMENT ACTIVITIES OF DEUTSCHE BANK AG, DEUTSCHE BANK TRUST COMPANY AMERICAS, DEUTSCHE ASSET MANAGEMENT INC., DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LTD., DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. AND SCUDDER TRUST COMPANY.
(08/05 39935)


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